Exhibit 10.1.9

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***].

Manufacturing Services and Product Supply Agreement

Between

QUALCOMM Incorporated and AirCell LLC

This Manufacturing Services and Product Supply Agreement (the “Agreement”) is entered into effective September 4, 2007 (“Effective Date”) by and between AirCell LLC, a Delaware limited liability company (“Customer”), with its principal place of business at 1250 N. Arlington Heights Road, Suite 500, Itasca, IL 60143, and QUALCOMM Incorporated, a Delaware corporation (“QUALCOMM”), with its principal place of business at 5775 Morehouse Drive, San Diego, California 92121-1714, with respect to the following facts:

WHEREAS Customer desires to purchase from QUALCOMM, and QUALCOMM desires to sell to Customer, Product(s) for resale from time to time under Purchase Orders in accordance with this Agreement.

AGREEMENT

NOW, THEREFORE, the parties, in consideration of the mutual promises set forth herein, agree as follows:

ARTICLE 1. DEFINITIONS.

The following capitalized terms shall have the meanings set forth below. Any capitalized terms not defined in this Section 1 or elsewhere in this Agreement shall have the meanings ascribed to them in the Development Agreement.

“Affiliate(s)” shall mean any person or entity (i) which directly or indirectly controls, or is controlled by, or is under common control with a party or (ii) which, if publicly traded, has twenty percent (20%) or more of the voting securities directly or indirectly beneficially owned by a party. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

“AirCell System” means a system designed to provide air-to-ground wireless broadband services.

“Agreement” means this Agreement and the Exhibits attached hereto, and any subsequent amendments to this Agreement to which the Parties agree in writing.

“Costs” shall mean all amounts paid or incurred by QUALCOMM applicable to Work in progress and, with respect to any non-delivered portion of the Products, for components, parts, tools or test equipment that cannot be canceled or returned for refund, and/or any restocking fees or back billing for reduction in quantities purchased.

“Deliverables” means the Products delivered by QUALCOMM hereunder as further described in Article 3.1.

“Design Documentation” means all schematics and test, assembly and package documentation relating to the Product, including all design, specification and assembly documentation and data files for Materials, which is necessary for the production, manufacture, qualification, testing and delivery of the Product to be attached as Exhibit A.

“Development Agreement” means that certain Development Agreement by and between Customer and QUALCOMM dated as of even date herewith.

“EOL Invoice” shall have the meaning set forth in Article 4.4.1.

“Factory Refurbished Unit” shall mean a Product which is the same as or equivalent to a Product that is returned for warranty service, which has been restored to good working order and refurbished in accordance with QUALCOMM’s standard procedures, in a condition at least as good as the unit returned, which has been reprogrammed with the most current version of Software, shipped in non-retail packaging and covered by a warranty equal to the greater of (a) ninety (90) days from QUALCOMM’s delivery thereof to the FCA Point or (b) the time remaining in the Warranty Period covering the original Product.

“Factory Testing” means the factory testing to be conducted by QUALCOMM prior to delivery of the Product. Such Factory Testing is limited to confirmation that the Product is capable of being activated on the AirCell System.

“FCA Point” means QUALCOMM’s San Diego manufacturing facility or such other QUALCOMM facility as QUALCOMM may notify Customer from time to time.

“Information” shall have the meaning set forth in Article 20.

“Initial Purchase Order” or “Initial P.O.” means the non-cancelable Purchase Order submitted concurrently with the execution of this Agreement for the quantity of Products, pricing and delivery schedule as set forth below.

“Marks” shall mean the QUALCOMM trademarks which QUALCOMM places on Product(s).

“Materials” shall mean the Bill of Materials (BOM) required for the manufacture of the Product.

“NTF” or “No Trouble Found” means a Product returned to QUALCOMM which QUALCOMM has, in good faith and after applicable testing, found not to be defective.

“Parties” means Customer and QUALCOMM, who are the principals of this Agreement.

“Parts Purchase Invoice” shall have the meaning set forth in Article 4.4.1.

“Price” means the price per unit to be paid to QUALCOMM by Customer for Product. [***].

“Product” means the modern card described in that certain AirCell Aircard Product Definition Document dated July 2, 2007 Revision #C, including Software, manufactured, assembled, provisioned and programmed by QUALCOMM in compliance with the requirements of this Agreement and the applicable Design Documentation.

“Purchase Order” or “P.O.” means Customer’s written authorization issued to QUALCOMM for the purchase of Product(s) pursuant to this Agreement.

“QUALCOMM Intellectual Property” means present and, to the extent developed during the Term, future intellectual property owned or licensed by QUALCOMM, or developed, created or reduced to practice by QUALCOMM, its Affiliates, agents, and/or subcontractors, including but not limited to any and all such intellectual property rights as may be incorporated or embodied in the Deliverables, to include without limitation, the Product and any documentation developed under this Agreement.

“RMA Procedures” means the set of procedures found on QUALCOMM’s official website which describes the process and documentation required for the return by Customer of products to QUALCOMM. A copy of RMA Procedures is attached as Exhibit C.

“Software” means the proprietary software provided by QUALCOMM as part of the deliverable required by Milestone 5 of the Development Agreement.

“Term” shall have the meaning set forth in Article 16.

“Warranty Period” twelve (12) months from the date of acceptance thereof by Customer, unless extended pursuant to Article 12.3.

“Work” means the services required to be performed by QUALCOMM pursuant to the terms and conditions of this Agreement, as more particularly defined in Article 2.1 herein.

ARTICLE 2. SCOPE OF WORK.

2.1 QUALCOMM.

2.1.1 Manufacture and Supply. QUALCOMM will use reasonable commercial efforts to manufacture provision and deliver Products to Customer in accordance with the Design Documentation listed on Exhibit A, and the Delivery Schedule attached hereto as Exhibit B.

2.1.2 Testing by QUALCOMM. QUALCOMM will use its standard commercial quality practices to perform Factory Testing of the Product. The process for Customer’s acceptance of the Product is as specified in Article 8 below. QUALCOMM will provide to Customer copies of the Factory Testing results by serial number shipped with the units or electronic access to this data by serial number. Customer may be present at the time QUALCOMM conducts Factory Testing and QUALCOMM shall provide Customer adequate notice of such planned testing to permit Customer to observe such Factory Testing

2.2 Approvals and Certification by Customer.

Customer shall be responsible for all regulatory approvals, qualification and certifications of the Product. Upon request, QUALCOMM may provide reasonable assistance, subject to availability of resources, pursuant to the terms of the Development Agreement.

2.3 Purchase of Products.

Customer hereby irrevocably commits to order a minimum of [***] of the Product. Concurrent with the execution of this Agreement, Customer will issue to QUALCOMM a non-cancelable Initial P.O. for at least [***] of the Product at the pricing set forth in Exhibit B and make timely payment as set forth in Article 4.4 below. Customer will issue follow-on Purchase Orders pursuant to the terms set forth in Exhibit B.

This Agreement shall apply to the Initial Purchase Order and follow-on Purchase Orders accepted by QUALCOMM for Product hereunder, unless the Parties expressly agree in writing that this Agreement or a particular provision thereof, does not apply, and each P.O. shall be subject thereto. Each P.O. accepted by QUALCOMM in writing and this Agreement shall constitute the entire agreement between Customer and QUALCOMM with respect to the manufacture, purchase, sale and delivery of the Product(s) described in such P.O.

2.4 Delivery Schedule.

2.4.1 QUALCOMM shall schedule delivery under the Initial Purchase Order according to the following schedule:

[***]

QUALCOMM will use its commercially reasonable efforts to maintain the foregoing schedule, however, Customer acknowledges that the delivery date may be affected by delays in QUALCOMM’s ability to procure qualified Product bill of material components. QUALCOMM shall use its commercially reasonable efforts to mitigate any delays and shall immediately notify Customer of such delays. If such delay is estimated to be greater than ten (10) days, the parties shall confer to determine alternatives.

2.4.2 For follow-on Purchase Orders accepted by QUALCOMM for Product hereunder, the parties will mutually agree upon a delivery schedule in writing, however such delivery shall occur no later than one hundred twenty (120) days from the date QUALCOMM receives such Purchase Order. Should QUALCOMM anticipate a delay in any of the delivery dates B, QUALCOMM will notify Customer in writing promptly.

2.4.3 If QUALCOMM is delayed at any time due to the acts or omissions of Customer or Customer’s failure to order and pay for Product as required hereunder, QUALCOMM will be entitled to receive from Customer an equitable adjustment in the schedule. If any such delay is greater than ten (10) business days, QUALCOMM will further be entitled to invoice and receive payment of idle time labor hours for any staff member that cannot be reassigned during the delay/downtime at QUALCOMM’s then current commercial rates. QUALCOMM is not obligated to continue the Work in the event of a delay or stop work issuance that lasts longer than twenty (20) business days and/or if there is a dispute concerning QUALCOMM’s equitable adjustment claim that remains unresolved for more than twenty (20) business days. If QUALCOMM is required to pay its subcontractor(s) for costs associated with a Customer delay, QUALCOMM will be fully reimbursed by Customer.

2.5 Work Coordination.

Customer may request visits to QUALCOMM’s facilities to review the Work, including to witness QUALCOMM quality procedures or testing as scheduled by QUALCOMM. All such requests must be submitted in writing at least five (5) business days in advance. QUALCOMM will permit and schedule reasonable requests from Customer for access so as not to interfere with the Work in progress. Contacts relating to technical activities will be coordinated through QUALCOMM’s designated Program Manager. Direct contact with QUALCOMM engineers will be permitted only with the concurrence of the QUALCOMM Program Manager. (No access to QUALCOMM’s subcontractors is permitted without QUALCOMM’s prior written consent.)

ARTICLE 3. DELIVERABLE ITEMS

3.1 Deliverables.

Deliverables and the delivery schedule for the Initial Purchase Order are set forth in Exhibit B. If an item is not listed in Exhibit B, QUALCOMM has no obligation to deliver such item to Customer. Items purchased under this Agreement for QUALCOMM’s use in performing the Work are not deemed to be Deliverables unless and to the extent they are listed as such on Exhibit B, as may be amended from time to time.

3.2 Marking and Packaging.

QUALCOMM shall package the Product in bulk for safe arrival to Customer using QUALCOMM’s standard procedures and best commercial practices.

Customer will provide QUALCOMM, in advance of shipment, any special markings required on packaging and/or shipping documents.

ARTICLE 4. PRICE AND DELIVERY SCHEDULE

4.1 Price and Delivery Schedule.

Customer agrees to purchase a minimum of [***] units of Product for QUALCOMM’s manufacture hereunder. Unless this Agreement is terminated earlier, QUALCOMM is obligated to manufacture up to [***]units of Product. The price of Product(s) purchased under the Initial Purchase Order and follow-on Purchase Orders is set forth on Exhibit B and stated in U.S. Dollars. QUALCOMM’s prices do not include any applicable sales, use, excise, value-added and/or withholding taxes, customs, duties, fees, freight, insurance and delivery charges, or any other taxes, fees or charges. In the event QUALCOMM purchases any items on behalf of Customer and with Customer’s pre-approval, for use in QUALCOMM’s performance of the Agreement, the pricing of Product will be adjusted to include such amounts expended by QUALCOMM to obtain such items or components.

4.2 Additional Orders For Product.

During the Term and after QUALCOMM’s delivery of the initial [***]units, Customer may issue additional Purchase Orders for Product up to a maximum of [***] units pursuant to the delivery terms to be negotiated between the Parties. QUALCOMM has no obligation or requirement to accept such Purchase Order(s) for any amount of Product in excess of [***] units.

4.3 Payment Terms.

QUALCOMM’s payment terms are [***]. QUALCOMM will invoice Customer [***].

4.4 Payment.

4.4.1 Concurrent with the execution of this Agreement, QUALCOMM shall issue an invoice to Customer for [***]. The EOL invoice shall be issued to Customer on the Effective Date and Customer shall pay such invoice Net 30 days from the actual receipt of such invoice, and the Parts Purchase Invoice shall be issued concurrent with Customer’s issuance of the Initial Purchase Order to QUALCOMM pursuant to Article 2.3 and shall be paid by Customer NET 30 days after actual receipt. The payments made by Customer under the EOL Invoice and the Parts Purchase Invoice are non-refundable.

4.4.2 Except as described in Article 4.4.1, all invoices shall be paid by Customer NET 30 days from the date of Customer’s receipt of QUALCOMM’s invoice. Payments due QUALCOMM are not contingent on Customer’s receipt of payment from Customer’s end user or other third party. All late payments shall be subject to a late charge of 1% per month or maximum amount permitted by law, whichever is lower, on the unpaid balance.

4.4.3 Payments must be made in U.S. dollars, and shall reference the Agreement number and be sent via wire transfer to:

[***]

4.4.4 If Customer disputes any amount included on any QUALCOMM invoice, Customer shall timely pay the undisputed portion of such invoice in accordance with Article 4.4.2 above. Customer shall notify QUALCOMM in writing of all disputed amounts, including justification, within thirty (30) days of the date of QUALCOMM invoice. The Parties agree to attempt to resolve all such disputes in accordance with Article 23 herein. QUALCOMM is not obligated to continue the Work in the event that a disputed invoice (for more than a nominal amount) remains unresolved for greater than thirty (30) days after the payment due date. No late payment charges will accrue during a period that the parties are attempting in good faith to resolve a dispute.

4.4.5 Customer may not offset any amounts due QUALCOMM hereunder against any amounts due from QUALCOMM under any this Agreement or any other agreement or arrangement between the Parties.

4.4.6 In the event Customer fails to make payments on a timely basis, QUALCOMM shall have the right to condition further deliveries of Product(s) and/or acceptance of additional Purchase Orders on Customer’s payment of the full price for Product(s) covered thereby prior to delivery.

ARTICLE 5. TAXES AND DUTIES.

Customer is liable for all applicable taxes, fees, including but not limited to sales, use, excise, or similar taxes levied under federal, state or local tax laws excepting those taxes imposed upon QUALCOMM’s income. All such taxes and/or fees will be calculated in accordance with the applicable federal, state or local laws. All amounts due QUALCOMM will be paid without deduction for any taxes, levies, or charges of any nature which may be imposed. In the event that QUALCOMM pays for any such items on behalf of Customer, Customer shall reimburse QUALCOMM therefor within thirty (30) days of Customer’s receipt of QUALCOMM’s invoice.

ARTICLE 6. DELIVERY, TITLE, RISK OF LOSS.

6.1 Delivery of Product. Subject to QUALCOMM’s receipt of payment from Customer for the Purchase Order as required in this Agreement, all deliveries of Product shall be made FCA (INCOTERMS 2000) to the FCA Point, and Customer shall pay all shipping charges directly to carrier. In the absence of written shipping instructions from Customer, QUALCOMM will select the carrier and so notify Customer.

6.2 Title and Risk of Loss. Title to the Product(s) (but not for QUALCOMM Intellectual Property or Software) and risk of loss or damage to the Product(s) will pass to Customer free and clear of all liens and encumbrances upon QUALCOMM’s delivery of the Product(s) to the FCA Point.

ARTICLE 7. EXPORT COMPLIANCE ASSURANCE, COMPLIANCE WITH LAWS.

7.1 Export Compliance. Customer acknowledges that all products, proprietary data, know-how, software or other data or information obtained from QUALCOMM are subject to the United States (U.S.) government export control laws accordingly their use, export and re-export, may be restricted or prohibited. Customer, therefore, agrees that neither it nor its subsidiaries or affiliates will directly or indirectly export, re-export, transfer, or release, or cause to be exported or re-exported (herein referred to as “export”), any such products, proprietary data, know-how, software or other data or information obtained from QUALCOMM or any direct products, proprietary data, know-how, software or other data or information obtained from QUALCOMM thereof to any destination or entity prohibited or restricted under U.S. law including but not limited to U.S. government embargoed or sanctioned countries or entities, unless it shall obtain prior to export an authorization from the applicable U.S. government agency (either in writing or as provided by applicable regulation). Customer further agrees that no products, proprietary data, know-how, software or other data or information obtained from QUALCOMM or received from QUALCOMM will be directly or indirectly employed in missile technology, sensitive nuclear or chemical biological weapons end uses or in any manner transferred to any party for any such end use. This requirement shall survive any termination or expiration of this Agreement or any other agreement with QUALCOMM.

7.2 Compliance with Laws. Each party shall comply with all applicable required U.S. laws, regulations and codes, in the performance of this Agreement. Nothing contained in this Agreement shall require or permit Customer or QUALCOMM to do any act inconsistent with the requirements of: (a) the regulations of the United States Department of Commerce; or (b) the foreign assets controls or foreign transactions controls regulations of the United States Treasury Department; or (c) of any similar United States law, regulation or executive order; or (d) any applicable law or regulation, as the same may be in effect from time to time. Customer will comply with all laws and regulations of the United States of America applicable to its activities under this Agreement, including but not limited to U.S. Export Administration Regulations. Further, Customer shall comply with the laws of all countries in which Customer imports any Products in the importation, marketing, sale, distribution, warranty and use thereof.

Each party shall indemnify the other party and its officers, directors, employees and permitted assigns and successors against any losses, damages, claims, demands, suits, liabilities, penalties and expenses (including reasonable attorneys’ fees) that may be sustained by reason of such party’s failure to comply with this Article 7.2.

ARTICLE 8. INSPECTION; ACCEPTANCE.

Customer shall inspect and either accept or reject Product(s) within sixty (60) days after the date of delivery to the FCA Point. If Customer fails to effectively reject any Product in a written document delivered to QUALCOMM stating the reasons therefor within such period, Customer shall be deemed conclusively to have accepted such Product. Customer’s remedy for Product defects during the sixty (60) day period shall be limited to returning the rejected Product in accordance with the RMA Procedures set forth on Exhibit C, and all shipping charges for the return and replacement of rejected Product(s), exclusive of taxes, shall be paid by QUALCOMM. Any Product(s) rejected by Customer which are determined to be NTF shall be subject to the NTF procedures and costs set forth on Exhibit C and Article 12.4.4.

ARTICLE 9. RESERVED.

ARTICLE 10. RESTRICTIONS ON USE OF TRADEMARKS AND LOGOS.

In order that each party may protect its trademarks, trade names, corporate slogans, corporate logo, goodwill and product designations, no party, without the express written consent of the other, shall have the right to use any such marks, names, slogans or designations of the other party, in the sales, lease or advertising of any products or on any product container, component part, business forms, sales, advertising and promotional materials or other business supplies or material, whether in writing, orally or otherwise, except as expressly agreed by the parties. Nothing in this Article 10 shall restrict Customer from distributing Product(s) with the Marks.

ARTICLE 11. PRODUCT USES AND RESTRICTIONS.

Customer acknowledges that the Product is a circuit board module requiring environmental protection. These environmental elements include, but are not limited to, temperature variation, humidity, condensation, lightning strikes, electromagnetic radiation, corrosive agents, ESD, particulates, direct impacts, mechanical shocks and vibrations, and as such, requires Customer to be responsible for the environmental testing of and protection for the Product. QUALCOMM shall have no liability for Customer’s failure to design or develop the Product in such a manner that fails to provide it an adequate enclosure or other sufficient environmental protection capabilities for the Product, however QUALCOMM shall offer reasonable technical assistance to Customer as requested from time to time (not to exceed two hundred and forty hours (240) in the aggregate) to assist Customer is resolving such issues.

Customer shall, and shall require its distributors and other customers to market, distribute, sell and use the Product(s) (sublicense in the case of software) solely in accordance with and for the purposes contemplated in this Agreement.

ARTICLE 12. WARRANTY.

No warranty, express or implied, shall apply to the Product, except as provided in this Article 12.

12.1 Services Warranty — by QUALCOMM. QUALCOMM warrants only to Customer that the Work performed under this Agreement will be performed in a professional and workmanlike manner and in accordance with normal industry standards.

12.2 Pass Through Warranty. Except as provided in Article 12.3 below, no warranty, express or implied, shall extend to the Product, except for any pass-through warranty provisions for components procured by QUALCOMM from a third party that are assignable to Customer. The warranty extended to the Product is as provided below.

12.3 Product Warranty. QUALCOMM warrants only to Customer that the Product (excluding the Software contained therein) will (a) be free from defects in material and workmanship under normal use as permitted hereunder and (b) conform to QUALCOMM’s specification for the Product for the Warranty Period of twelve (12) months beginning on the date of Customer’s acceptance of such Product. [***]. QUALCOMM represents that as of the date of this Agreement, to the best of its knowledge, there are no claims known made or threatened, by third parties alleging that the Product(s) infringe upon the intellectual property of any third party.

12.3.1 Product Warranty – Software. QUALCOMM warrants that the Software contained in the Product will be free from material programming errors that substantially impair the intended operation thereof for the warranty period set forth in Article 12.3 above. In the event of a breach of the above warranty that is reproducible by QUALCOMM, QUALCOMM shall use reasonable commercial efforts to provide a software work-around or correction.

12.3.2 Product Warranty – Exclusions. No warranty, express or implied, shall extend to any Software or any Product which has been subjected to misuse, neglect, accident, or improper storage or installation or which has been repaired, modified, or altered by anyone other than QUALCOMM or QUALCOMM’s authorized representative. In addition, unless approved in writing by QUALCOMM the warranty does not extend to any Product which is attached to or used with accessories, batteries, connectors, cabling or other items not provided or approved by QUALCOMM. Product is not specifically warranted to be appropriate for incorporation and use in any other product or for any use prohibited in the applicable Documentation. Customer hereby acknowledges and agrees that it has not relied on any representations or warranties other than those expressly set forth herein.

12.3.3 Warranty Process. In the event of an alleged defect of Product covered by warranty, Customer shall obtain an RMA Number and return the Product(s) in accordance with the RMA Procedures within thirty (30) days after the issuance of the RMA Number. If Products returned by Customer in accordance with the RMA Procedures are determined by QUALCOMM to be defective and covered by warranty, QUALCOMM shall use reasonable commercial efforts to, within thirty (30) days of receipt of such Products, at its option, repair or replace such Products and ship such Products to Customer at QUALCOMM’s expense (excluding taxes and customs duties imposed in connection with the return of Products if applicable) or, if QUALCOMM determines that it is unable to repair or replace such Products, QUALCOMM shall credit to Customer’s account the amount of the unit price. QUALCOMM shall have the right to ship as a replacement a Factory Refurbished Unit. QUALCOMM’s obligation to effect the warranty remedy set forth herein shall be subject to Customer’s shipment of defective Products in strict accordance with the RMA Procedures.

12.3.4 Product Warranty – No Trouble Found/NTF. If Customer’s levels of NTF returns are reasonably determined by QUALCOMM to be excessive, Customer shall be notified and thereafter billed the sum of One Hundred Twenty dollars (US$120.00) per occurrence for the NTF evaluation. Customer shall pay for shipping to and from QUALCOMM for all NTF units.

12.3.5 Product Warranty – Returned Product Not Covered by Warranty. In the event Products not covered by warranty can be economically repaired, QUALCOMM shall contact Customer for authorization to repair and provide an estimate of the costs therefor, based on the cost of repair plus an Evaluation Fee of One Hundred Twenty dollars (US$120.00). If authorized by Customer, QUALCOMM shall attempt to repair such Products within the estimate and return same to Customer at Customer’s cost. Customer shall pay for such repair upon invoice from QUALCOMM. If QUALCOMM is unable to repair non-warranted Products, or Customer does not authorize repair, QUALCOMM will return same to Customer at Customer’s cost or scrap the same without liability to Customer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 12, QUALCOMM MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO COMPONENTS, PRODUCT(S), SOFTWARE, OR DOCUMENTATION, OR ANY OTHER INFORMATION OR SERVICES PROVIDED HEREUNDER, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, WHETHER ARISING FROM LAW, CUSTOM OR CONDUCT, AND THE RIGHTS AND REMEDIES PROVIDED HEREIN ARE EXCLUSIVE AND IN LIEU OF ANY OTHER RIGHTS OR REMEDIES RELATED TO THE DESIGN, MANUFACTURE, DUPLICATION, MATERIALS, WORKMANSHIP, DOCUMENTATION, SERVICES, INFORMATION OR COMFORMANCE TO ANY SPECIFICATION REQUIREMENTS, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT OR ANY OTHER CAUSE OF ACTION.

ARTICLE 13. NO TRANSFER OF INTELLECTUAL PROPERTY RIGHTS IMPLIED.

The sale to Customer of the Products does not convey to Customer any intellectual property rights in such Product or any Software (other than the license to use such Products or services), including but not limited to any rights under any patent, trademark, copyright, or trade secret. Neither the sale of Products, the license of Software nor any provision in this Agreement shall be construed to grant to Customer, either expressly, by implication or by way of estoppel, any license under any patents or other intellectual property rights of QUALCOMM or its licensors covering or relating to any other product or invention or any combination of the Product or software with any other product (other than the license to use such Products or services).

ARTICLE 14. QUALCOMM SOFTWARE LICENSE.

Product(s) sold hereunder may contain or be accompanied by Software and, except as otherwise expressly provided herein, all references to “Product(s)” herein shall be deemed to include the accompanying Software, provided that nothing herein shall be construed as the sale of, or passage of title in, any Software or any other intellectual property embedded in the Products to Customer. QUALCOMM hereby grants to Customer a non-exclusive, worldwide license to sublicense the Software and to use the Software (in object form only) solely as included and intended to be used in the Products purchased by Customer from QUALCOMM and for use only in the manner which QUALCOMM intends the Software to be used, for the duration of the useful life of such Product(s) and subject to the terms and conditions of this

Agreement. Customer shall not and shall not permit any third party to, without the prior written consent of QUALCOMM: (i) alter, modify, translate, or adapt any Software or create any derivative works based thereon; (ii) copy any Software; (iii) assign, sublicense or otherwise transfer the Software in whole or in part, except as permitted herein; (iv) use the Software except as specifically contemplated in this Agreement; or (v) disclose the Software to any third party. The entire right, title and interest in the Software shall remain with QUALCOMM, and Customer shall not remove any copyright notices or other legends from the Software or any accompanying documentation. Customer may reproduce and distribute any Documentation provided by QUALCOMM for distribution with the Product, in whole or in part, for purposes related to the operation, maintenance or sale thereof.

Customer may sublicense to its distributors the right to further sublicense to bona fide end user customers the right to use the Software only as incorporated in the Product, subject to terms at least as protective of QUALCOMM’s rights therein as set forth in this Agreement and such right shall survive termination or expiration of such Agreements and last for the duration of the useful life of the Product. If Customer, and Customer’s distributors, do not take reasonable steps to enforce their rights under such software sublicense agreements, Customer shall take all reasonable steps necessary to ensure that the right to enforce such software sublicense agreements is transferred and assigned to QUALCOMM.

Customer shall use the Products and Software contained therein or furnished by QUALCOMM solely in accordance with and for the purposes specifically contemplated in the terms of this Agreement or the Development Agreement. Customer shall not, and shall not permit any third party to, directly or indirectly, alter, modify, translate, or adapt any Product or Software contained therein or create any derivative works based thereon, disassemble, decompose, reverse engineer, or analyze the physical construction of, any Products or Software or any component thereof for any purpose, except as permitted under a Design Transfer Agreement.

ARTICLE 15. CHANGES.

Customer may, during the Term and by written request issued by Customer, request changes to the Work, including changes to the delivery schedule and quantities ordered. All such change orders will be sent to the attention of a contact person at QUALCOMM to be identified prior to the first delivery of Products hereunder.

QUALCOMM will use reasonable commercial efforts to submit a proposal to the Customer that includes the estimated costs and schedule impact associated with such change within twenty (20) business days of QUALCOMM’s receipt of the written request. If QUALCOMM’s proposal is approved in writing by Customer, the Parties will amend this Agreement and each party will sign such amendment prior to QUALCOMM’s implementation of the change. QUALCOMM is not obligated to proceed with any change order request from Customer until such time as an amendment to the Agreement has been fully executed between the Parties.

ARTICLE 16. TERM.

This Agreement shall commence on the Effective Date and shall have an initial term (“Term”) of three (3) years following the earlier of (a) date when Customer launched commercial services over the AirCell System (b) November 1, 2008. QUALCOMM and Customer may mutually agree in writing to extend the Term.

ARTICLE 17. TERMINATION.

17.1 The occurrence of any of the following shall constitute a material default and breach of this Agreement and shall allow the non-defaulting party to terminate this Agreement after the expiration of the applicable period of cure, if any:

17.1.1 Any unauthorized disclosure of either party’s Information as set forth in Article 20 below, shall allow the non-defaulting party to terminate immediately;

17.1.2 Any unauthorized use of the Product, misuse of the Marks, or performance by Customer of unauthorized modifications to the Product not contemplated by this Agreement, the Development Agreement or a permitted Design Transfer Agreement, shall permit QUALCOMM to terminate immediately;

17.1.3 The dissolution, liquidation or discontinuance of business operations of either party shall permit the other party to terminate immediately;

17.1.4 Any material default by either party of an obligation, condition or covenant of this Agreement which is not cured within thirty (30) days after the date the other party notifies the defaulting party in writing of such default;

17.2 [***]

17.3 [***].

17.4 In the case of termination of this Agreement for any reason, each party will cease use of the other party’s furnished Material and return them to the owning party within thirty (30) days after the termination date. Each party will cease use of the Information belonging to the other party and return all such Information, and any authorized copies thereof, to the other party within thirty (30) days after the termination date.

17.5 In the event of termination of this Agreement for any reason except Customer’s default, QUALCOMM will deliver to Customer all Products which have been completed, subject to QUALCOMM’s receipt of Customer’s payment in full of the final invoice to Customer. In such event, Customer shall have the right to sell all remaining inventory to customers pursuant to the applicable terms and conditions herein. If Customer has made prepayments for any Products that have not and will not be delivered to Customer due to the termination of this Agreement, QUALCOMM shall refund such prepayments (less any offsets pursuant to Section 17.3 of this Agreement) within thirty (30) days of the date of termination.

ARTICLE 18. LIMITATION OF LIABILITY.

IN NO EVENT SHALL QUALCOMM BE LIABLE TO CUSTOMER OR END USER OR ANY THIRD PARTY, NOR SHALL CUSTOMER BE LIABLE TO QUALCOMM FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL DAMAGES, ARISING OUT OF THE USE OR INABILITY TO USE, OR THE DELIVERY OR FAILURE TO DELIVER, ANY OF THE PRODUCT OR ANY SOFTWARE OR DOCUMENTATION, EVEN IF

QUALCOMM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY SHALL REMAIN IN FULL FORCE AND EFFECT REGARDLESS OF WHETHER CUSTOMER’S REMEDIES HEREUNDER ARE DETERMINED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. [***]

ARTICLE 19. INDEMNIFICATION.

19.1 Misuse. Customer shall indemnify, defend and hold harmless QUALCOMM, its Affiliates, and their directors, officers, agents and employees against any and all losses, claims, demands, damages and expenses, including reasonable attorneys’ fees (collectively, “Losses”) arising out of (i) any misuse or modification of the Product(s) sold hereunder, (ii) any unauthorized or unlawful use or distribution of the Product(s) sold hereunder, (iii) any unauthorized disclosure of QUALCOMM’s Information, or (iv) any unlawful acts or omissions by Customer, including any nonpayment of taxes, duties or other assessments relating to the transactions contemplated by this Agreement.

19.2 By QUALCOMM—Infringement. [***]

19.3 By Customer—Infringement. [***]

19.4 Procedure for Indemnification. With respect to indemnification pursuant to Article 19.1, 19.2 or 19.3, (a) the indemnified party shall give the indemnifying party prompt written notice of any claim or action for which the indemnified party is claiming indemnification hereunder; (b) the indemnifying party shall be given the opportunity to control the defense or settlement of each such claim or action; and (c) the indemnified party shall cooperate with, and provide reasonable information and assistance to, the indemnifying party in the defense and/or settlement of each such claim or action at the indemnifying party’s expense, provided that failure to comply with (a), (b) and (c) shall not affect the indemnifying party’s obligation hereunder unless and to the extent the indemnifying party is materially prejudiced thereby. The indemnifying party shall pay all sums, including without limitation reasonable attorneys’ fees, damages, losses, liabilities, expenses, and other costs, that by final judgment or decree, or in settlement of any suit or claim to such indemnifying party agrees, may be assigned against the indemnified party, its Affiliates, directors, officers, managers, members, agents, and employees on account of the claim indemnified against.

ARTICLE 20. RESTRICTIONS ON INFORMATION DISCLOSURE AND USE.

All documentation and technical and business information and intellectual property in whatever form recorded that a party does not wish to disclose without restriction (“Information”) shall remain the property of the furnishing party and may be used by the receiving party only as set forth herein. The Information and the terms of this Agreement are deemed Information under the Mutual Nondisclosure Agreement dated as of September 14, 2004 between QUALCOMM and Customer (the “NDA”). The NDA is incorporated herein and will continue to govern Information exchanged during the term of this Agreement. If there is any conflict between the provisions of the NDA and this Agreement, this Agreement will govern. Those provisions of the NDA that are stated to survive termination, will survive termination of this Agreement.

ARTICLE 21. INSURANCE.

Each party shall at all times, at its own cost and expense, carry and maintain the insurance coverage required by law and commercially standard in the jurisdiction(s) and industry(ies) in which it transacts business.

ARTICLE 22. ASSIGNMENT.

Neither this Agreement nor any rights, duties or interest herein, shall be assigned, transferred, pledged or hypothecated or otherwise conveyed by either party without the other party’s prior written consent which shall not be unreasonably delayed or withheld. Notwithstanding, QUALCOMM shall have the right to (i) subcontract the procurement of Materials, manufacturing and/or testing of the Product to a third party and (ii) transfer this Agreement in connection with any transfer by QUALCOMM to a third party of its Product-related business. For purposes of this Article, “assignment” shall be deemed to include any transaction or series of transactions which results in an aggregate change in ownership or control of more than fifty percent (50%) of the party. Any attempted assignment or delegation in contravention of this Article shall be void.

ARTICLE 23. DISPUTE RESOLUTION, APPLICABLE LAW, VENUE.

23.1 In the event of any dispute or claim hereunder, the Parties shall attempt to reach resolution thereof through good faith negotiation, including involvement of the senior management of each party. In the event that such negotiation is riot commenced within thirty (30) days after a request therefor by either party, or the failure of the Parties to reach resolution within sixty (60) days after commencement of such negotiations, either party may pursue its legal remedies.

23.2 The interpretation, validity and enforcement of this Agreement shall be governed by the laws of the State of California, USA, excluding the U.N. Convention on International Sale of Goods, and without regard to conflict of laws principles. The prevailing party in any legal proceeding shall be entitled to recover its reasonable attorneys’ fees incurred in connection therewith.

ARTICLE 24. FORCE MAJEURE.

Any delay and/or failure in performance shall not be deemed a breach hereof when such delay or failure is caused by or due to causes beyond the reasonable control and without negligence of the party charged with such performance hereunder, including, but not limited to, fire, earthquake, flood, accidents, explosions, acts of God and acts of governmental authority or acts of war, power outages, power shortages, acts of terrorism, or acts of a civil or military authority (“Force Majeure”). The party claiming Force Majeure shall notify the other party, in writing, within ten (10) days after the occurrence of the Force Majeure event specifying the nature and anticipated duration of the delay. The party claiming Force Majeure shall use commercially reasonable efforts to avoid or minimize the effects of delay or non-performance and this Agreement shall be amended to take into account the delay caused by the Force Majeure event. Notwithstanding the foregoing, in the event any delay extends for a period of more than six (6) months, either party shall have the right to terminate this Agreement by written notice to the party claiming Force Majeure.

ARTICLE 25. NOTICES.

Except as otherwise expressly provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (i) by Federal Express or other overnight courier, upon written verification of receipt as evidenced by the courier’s delivery record; or (ii) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or to such other address as either party may specify in writing.

If to QUALCOMM:	If to AirCell:

QUALCOMM INCORPORATED	AIRCELL LLC
5775 MOREHOUSE DRIVE	1250 NORTH ARLINGTON HEIGHTS RD.
SAN DIEGO, CALIFORNIA 92121	SUITE 500
Attn: Ahmad Jalali	ITASCA IL 60143
ATTENTION: CFO

ARTICLE 26. INDEPENDENT CONTRACTORS RELATIONSHIP.

The relationship between the parties under this Agreement is solely that of independent contractors, and neither party is an employer, employee, owner, agent, franchisor, franchisee or representative of the other party. Neither party is authorized or empowered to represent the other party, nor to transact business, incur obligations or buy goods in the other party’s name or for the other party’s account. This Agreement does not constitute, and shall not be deemed to constitute a joint venture or partnership between the parties hereto, and neither party shall be deemed to be an agent of the other, or have authority to bind, obligate or make an agreement for the other party.

ARTICLE 27. NON-EXCLUSIVITY.

Both Parties acknowledge and agree that this is a non-exclusive Agreement (except as expressed in the Development Agreement) and QUALCOMM reserves the right to manufacture and sell other data communications products that utilize the Product as a core communications component to other parties at its sole discretion (except as expressed in the Development Agreement).

ARTICLE 28. MISCELLANEOUS PROVISIONS.

28.1 No addition to or modification of this Agreement shall be effective unless made in writing and signed by the duly authorized respective representatives of QUALCOMM and Customer.

28.2 Any delay or failure to enforce at any time any provision of this Agreement shall not constitute a waiver of the right thereafter to enforce each and every provision thereof.

28.3 If any of the provisions of this Agreement is determined to be invalid, illegal, or otherwise unenforceable, the remaining provisions shall remain in full force and effect.

28.4 The Parties’ rights and obligations which by their sense and context are intended to survive any termination or expiration of this Agreement shall so survive, including but not limited to Articles 4.4, 5, 7, 11, 12, 13, 14.1, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27 and 28.

28.5 This Agreement may be executed in counterparts, by facsimile, or both, each of which will be considered an original, but all of which together will constitute the same instrument. If executed via facsimile, the party so executing agrees to send the original to the other party via Federal Express or other overnight courier to the address designated in Article 25.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed below effective as Effective Date.

QUALCOMM Incorporated		AirCell LLC

By:	/s/ David Virgil	By:	/s/ Joe Cruz

Name:	David Virgil	Name:	Joe Cruz

Title:	SVP	Title:	SVP, CTO

ATTACHMENTS:

Exhibit A — Design Documentation

Exhibit B — Pricing / Delivery Schedule

Exhibit C — RMA Procedures

EXHIBIT A

DESIGN DOCUMENTATION

1.	Bill of Materials (BOM) with Manufacturer and Manufacturer Part Numbers
2.	Development Platform Specification
3.	Factory and Quality Test Procedures (ATPs)

EXHIBIT B

QUANTITY/PRICING/DELIVERY SCHEDULE

1.	Product Pricing:

Quantity	*Unit Price (USD)
[***]	[***]

*	Assumes no major design changes.

EXHIBIT C

RMA (Return Material Authorization) Procedures

for QUALCOMM Aircards

Prior to Requesting an RMA

1. Customer personnel must be registered with QUALCOMM Customer Service to submit a request for RMA. To obtain registration status, Customer must email QUALCOMM Customer Service at                     . (A list of authorized personnel that can obtain RMAs from QUALCOMM should be provided in advance, if possible, by Customer).

2. Customer personnel will receive an email confirmation that they have been authorized to submit RMAs.

RMA Procedure

1. Customer should REQUEST an RMA from QUALCOMM using one of the following methods:

EMAIL QUALCOMM Customer Service                     . Be sure to include “RMA Request” in the subject field.

Or

Request a hardcopy RMA form comm-sa@qualcomm.com. COMPLETE the hardcopy RMA form and FAX the form to QUALCOMM Customer Service                      or send it as an attachment in an email to                     . Be sure to include the original Purchase Order Number or Contract Name/Number on this Form.

2. The QUALCOMM Customer Service Representative will log the information into QUALCOMM’s call tracking software system, which automatically assigns a case number for the RMA request. Please note, this is not the RMA number. The RMA number will be assigned if all warranty criteria have been met. Please include a description of the problem and the RMA documentation with the part(s) to be repaired.

3. Customer will RECEIVE a confirmation and case number for the RMA request from QUALCOMM Customer Service via email.

4. Customer will RECEIVE an RMA number, shipping instructions, and RMA confirmation documents from QUALCOMM Customer Service via email or fax.

5. Customer must package the RMA part(s) for shipment for safe arrival at QUALCOMM, including the following:

a)	Package part(s) in accordance with professional packing standards. Part(s) must be packaged in original box or equivalent container. If applicable, external box should be suitable for international shipment or Freight Forwarder equivalent.

b)	Enclose the RMA form, the description of the failure, and a copy of the RMA documentation received from QUALCOMM in each shipping container.

If applicable, enclose any exportation documentation for customs purposes.

c)	Write the RMA number(s) on the outside of each container. If reusing shipping containers, remove previous stickers and labeling.

d)	Verify the “Ship TO” address is visible on the outside of each container.

6. Customer must SHIP the RMA part(s) per QUALCOMM shipping instructions indicated on the RMA documentation.

Please refer to the applicable contract agreement with QUALCOMM to determine the responsible party and schedule for payment of associated shipping costs (i.e., customs clearance, freight costs, and associated duties and taxes) required for transport or parts(s) to and from QUALCOMM; and for Repair Evaluation Fees and Repair Fees, and NTF occurrences.

7. For tracking purposes, Customer must OBTAIN the Airway Bill (AWB) number from the freight forwarder and email both the AWB number and the associated RMA number to QUALCOMM Customer Service at status.rma@qualcomm.com shipment.

8. QUALCOMM will notify Customer of estimated ship schedule for repaired part(s) via email.

9. Customer should CONFIRM the receipt of the repaired product(s) and validate the functionality of the part(s) by sending email to status.rma@qualcomm.com.

10. Upon receipt of Customer’s confirmation, QUALCOMM will close the Case and the RMA. If confirmation has not been received in thirty (30) days from date of shipment, QUALCOMM will close the case and the RMA accordingly.

This Procedure may change from time to time in QUALCOMM’s sole discretion. Customer should contact QUALCOMM for questions.